MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: January 25, 2008

MainStreet BankShares, Inc., ("MainStreet"), in Martinsville, Virginia announced earnings for the fourth quarter of 2007. During the fourth quarter 2007, MainStreet BankShares, Inc. experienced net income of $760,005 or $.43 per basic share compared to net income of $649,330 or $.37 per basic share for the same period in 2006. MainStreet's year-to-date net income for 2007 was $2.5 million, or $1.42 per basic share, compared to $2.9 million, or $1.64 per basic share, year-to-date 2006.

MainStreet BankShares, Inc. had total assets of $205.8 million at December 31, 2007, an increase of $10.5 million, or 5.4% over total assets at December 31, 2006. The annualized return on average assets ("ROA") and return on average equity ("ROE") was 1.26% and 12.28%, respectively, as of December 31, 2007.

Larry A. Heaton, President and CEO stated, "Despite a very challenging year in 2007, we achieved our financial targets and are pleased with our results. Our ROA and ROE continue to compare very favorably to peer group. Overall loan growth remained steady at 10.5% while deposits gained 6.6% over year end 2006."

MainStreet is the bank holding company for Franklin Community Bank, N.A. ("Franklin Bank") and MainStreet RealEstate, Inc. MainStreet is quoted on the Over the Counter Bulletin Board under the symbol MREE.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412